NEUBERGER BERMAN EQUITY FUNDS
TRUST CLASS
ADMINISTRATION AGREEMENT
SCHEDULE A

The Trust Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman International Select Fund
Neuberger Berman Multi-Cap Opportunities Fund
Neuberger Berman Value Fund

Date: July 1, 2017

NEUBERGER BERMAN EQUITY FUNDS
TRUST CLASS
ADMINISTRATION AGREEMENT
SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Trust Class Administration Agreement shall be:

(1)            For the services provided to the Trust Class of a Series and its shareholders (including amounts paid to third parties), 0.40% per annum of the average daily net assets of the Trust Class of said Series; plus in each case

(2)            Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those  Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017